Filed Pursuant to Rule 433

Registration No. 333-227356

November 26, 2018

TUCSON ELECTRIC POWER COMPANY

$300,000,000

4.85% Senior Notes due 2048

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company
Security:	4.85% Senior Notes due 2048
Ratings (Moody’s/S&P):*	A3 (stable) / A- (negative)
Principal Amount:	$300,000,000
Trade Date:	November 26, 2018
Settlement Date:	November 29, 2018 (T+3)
Maturity Date:	December 1, 2048
Interest Payment Dates:	June 1 and December 1 of each year, commencing June 1, 2019
Coupon:	4.85%
Public Offering Price:	99.623% per Senior Note
Yield to Maturity:	4.874%
Benchmark Treasury:	3.00% due August 15, 2048
Benchmark Treasury Yield:	3.324%
Spread to Benchmark Treasury:	+155 bps
Optional Redemption:	Make-whole call at any time prior to June 1, 2048 at 25 bps spread over Benchmark Treasury. Callable on or after June 1, 2048 at par.
CUSIP/ISIN:	898813 AQ3 / US898813AQ38
Joint Book-Running Managers:	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents incorporated therein by reference that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll-free at (877) 649-6848, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.